Exhibit 10.29

Execution Version

RELATED PARTY AGREEMENT

THIS RELATED PARTY AGREEMENT effective as of June 14, 2012 (the “Effective Date”), is entered into by and among AutoTrader Group, Inc., a Delaware corporation (“ATG”), Cox Enterprises, Inc., a Delaware corporation (“CEI”), Cox Digital Exchange, LLC, a Delaware limited liability company (“CDX”), and Manheim, Inc., a Delaware corporation (“Manheim, Inc.,” individually and together with CEI and CDX (as the context requires), “Manheim”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, as of the date hereof, Manheim ATC, Inc., a Delaware corporation and wholly-owned indirect subsidiary of CEI (“Manheim ATC”), holds approximately 30,337,856 shares of the Class B Common Stock, par value $.001 per share, of ATG (the “Class B Common Stock”) and approximately 2,565,699 shares of the Class A Common Stock, par value $.001 per share, of ATG, in the aggregate, constituting approximately 68% of the outstanding equity of ATG and approximately 95.3% of the voting power of all classes of outstanding common stock of ATG; and

WHEREAS, the parties hereto desire to set forth their mutual agreement regarding various matters relating to certain transactions and actions which may involve the interests of ATG and its subsidiaries, on the one hand, and Manheim and its Affiliates (other than ATG and its subsidiaries), on the other hand, and to set forth the parties’ rights and obligations with respect to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties to this Agreement, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

The following terms used in this Agreement shall have the meanings set forth in this Section 1.1:

“Acquired Person” has the meaning set forth in Section 2.3(c).

“Acquisition” (and words of similar import) means, with respect to any Person, such Person’s acquisition of any business or line of business of, all or substantially all of the assets of, or any equity or debt interest in (however effected, whether by way of asset purchase, equity purchase, merger, consolidation, reorganization, share exchange, other business combination transaction or a loan of money), another Person.

“Acquisition Notice” has the meaning set forth in Section 2.3(b).

“Actively Pursue” or “Actively Pursuing” means, with respect to any Opportunity, actively soliciting, negotiating with, entering into agreements with, or otherwise consummating transactions with, a third Person (or its agents or representatives) with the intent or for the purposes of actively Exploiting such Opportunity. For purposes of this Agreement, (a) if an Opportunity involves a transaction with a third Person (other than an Acquisition), then a party shall not be deemed to be Actively Pursuing such Opportunity until it (or its agents or representatives) has directly engaged in discussions related to such Opportunity with such third Person (or its agents or representatives) and (b) if an Opportunity is an Acquisition, then a party shall not be deemed to be Actively Pursuing such Opportunity until it (or its agents or representatives) or such third Person (or such third Person’s agents or representatives) has commenced substantive due diligence with respect to such Opportunity involving information of such third Person or it, respectively, that is not publicly available.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first-named Person.

“Agreement” means this Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“ATG” has the meaning set forth in the Preamble.

“ATG Businesses” means those businesses actively conducted by the ATG Entities as of the Effective Date.

“ATG Entities” means ATG and any other Person it now or hereafter controls.

“ATG Initial Public Offering” means the initial firm commitment underwritten public offering of shares of ATG’s common stock by means of a registration statement on Form S-1 (or any successor form) filed by ATG (or its successor) with the SEC under the Securities Act, which offering does not exclusively relate to the securities under an employee stock option, bonus or other compensation plan.

“ATG IPO Effective Date” means the closing date of the ATG Initial Public Offering.

“ATG Opportunity” means any Opportunity to the extent the subject of such Opportunity is within the ATG Businesses.

“CDX” has the meaning set forth in the Preamble.

“CEI” has the meaning set forth in the Preamble.

“CEI Related Party” means the lineal descendants of Governor James M. Cox (including adopted children), and the estates, executors and administrators of the above-described individuals, any private foundation or other charitable entity of which the above-described individuals constitute a majority of the trustees, directors or managers, and any corporation, partnership, limited liability company, trust or other entity in which the above-described individuals and the estates, executors and administrators, and lineal descendants of the above-named individuals in the aggregate have a direct or indirect beneficial or voting interest of greater than 50%.

“Conflicted Acquisition” has the meaning set forth in Section 2.3(b).

“control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cross-License Agreement” has the meaning set forth in Section 3.1.

“DGCL” means the General Corporation Law of the State of Delaware as it may be in effect from time to time.

“Exclusivity Period” means the period beginning on the Effective Date and ending on the earliest of (a) the fifth (5th) anniversary of the Effective Date, (b) the date on which the Manheim Entities no longer have Voting Control of ATG or Manheim, Inc. and (c) the date on which CEI is no longer controlled by one or more of the CEI Related Parties.

“Executive Committee” means the Executive Committee of the Board of Directors of ATG formed and operating pursuant to the Bylaws of ATG.

“Exploit” (and words of similar import) means to develop, produce, market, sell or otherwise commercialize.

“Governmental Agency” means any government, any governmental entity, commission, board, instrumentality, agency, department or subdivision, and any court, tribunal or judicial body, in each case, whether federal, state, county, provincial, local or foreign.

“JAMS” means Judicial Arbitration and Mediation Services, Inc.

“JAMS Rules” has the meaning set forth in Section 5.7.

“Manheim” has the meaning set forth in the Preamble.

“Manheim ATC” has the meaning set forth in the Recitals.

“Manheim Businesses” means those businesses actively conducted by Manheim, Inc., CDX and any Person that either of them controls as of the Effective Date (other than Motors.co.uk and its controlled subsidiaries). The parties acknowledge and agree that CDX and its operations shall constitute a Manheim Business.

“Manheim Entities” means CEI and any Person it now or hereafter controls, other than the ATG Entities.

“Manheim Opportunity” means any Opportunity to the extent the subject of such Opportunity is within the Manheim Businesses.

“Opportunity” means (i) any business, commercial or investment opportunity, including, without limitation, any acquisition of a business or line of business of any Person or of all or substantially all of the assets of any Person, in each case, by way of asset purchase, equity purchase, merger, consolidation, reorganization, share exchange or other business combination; (ii) any joint venture, strategic alliance or similar transaction; (iii) any license agreement for an exclusive license granted by a third party; (iv) any loan of money to, or acquisition of an equity or debt interest in, any Person; or (v) any development, production or sale of a new product or service or any updates, upgrades, improvements, enhancements, revisions or new versions of an existing product or service.

“Person” means any individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative, association, Governmental Agency or other entity, or a division or subdivision of any of the foregoing, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Related Party Committee” means the Related Party Committee of the Board of Directors of ATG formed and operating pursuant to the Bylaws of ATG.

“Voting Control” means, with respect to any Person, holding, directly or indirectly, securities or other ownership interests of such Person entitling the holder of such securities or ownership interests to cast a majority of the votes then held by all holders of securities or ownership interests at any annual or special meeting of stockholders or owners of ownership interests of such Person.

ARTICLE II

RIGHTS RELATED TO CERTAIN PROPOSED

TRANSACTIONS; RELATED PARTY AGREEMENTS

2.1 EXCLUSIVE RIGHTS OF ATG.

(a) During the Exclusivity Period, Manheim agrees that, subject to Section 2.4(b), it shall not, and it shall cause all of the other Manheim Entities not to, Actively Pursue any ATG Opportunities to the extent such ATG Opportunities are or would be Exploited in the United States, without the prior written consent of ATG (which consent, if granted by ATG, must be authorized by the Related Party Committee on behalf of ATG), other than those Opportunities identified on Schedule 2.1(a). For the avoidance of doubt, the provisions of this Section 2.1(a), are not intended to prevent any of the Manheim Entities from using any applications, tools and functionalities of general applicability in their respective businesses.

(b) If, at any time during the Exclusivity Period, Manheim or another Manheim Entity obtains knowledge that it is Actively Pursuing an ATG Opportunity to the extent it is or would be Exploited in the United States, Manheim shall, or shall cause such other Manheim Entity to, as appropriate, cease Actively Pursuing such ATG Opportunity as promptly as practicable, unless ATG consents in writing to Manheim’s or such other Manheim Entity’s continuing Active Pursuit of such ATG Opportunity (which consent, if granted by ATG, must be authorized by the Related Party Committee on behalf of ATG).

2.2 EXCLUSIVE RIGHTS OF MANHEIM.

(a) During the Exclusivity Period, ATG agrees that, subject to Section 2.4(b), it shall not, and it shall cause all of the other ATG Entities not to, Actively Pursue any Manheim Opportunities to the extent such Manheim Opportunities are or would be Exploited in the United States, without the prior written consent of CEI, other than those Opportunities identified in Schedule 2.2(a). For the avoidance of doubt, the provisions of this Section 2.2(a), are not intended to prevent any of the ATG Entities from using any applications, tools and functionalities of general applicability in their respective businesses.

(b) If, at any time during the Exclusivity Period, ATG or another ATG Entity obtains knowledge that it is Actively Pursuing a Manheim Opportunity which is or would be Exploited in the United States, ATG shall, or shall cause such other ATG Entity to, as appropriate, cease Actively Pursuing such Manheim Opportunity as promptly as practicable, unless CEI consents in writing to ATG’s or such other ATG Entity’s continuing Active Pursuit of such Manheim Opportunity.

2.3 NON-EXCLUSIVE OPPORTUNITIES.

(a) Any of the Manheim Entities and any of the ATG Entities may (without regard to any restrictions or limitations under this Agreement) Actively Pursue or Exploit any Opportunity (1) which is Actively Pursued or Exploited after the expiration of the Exclusivity Period, (2) subject to Section 2.3(b), to the extent such Opportunity is or would be Actively Pursued or Exploited outside of the United States or (3) which is not an ATG Opportunity or a Manheim Opportunity, respectively.

(b)(i) Notwithstanding anything to the contrary contained herein, for so long as the Manheim Entities have Voting Control of ATG and Manheim, Inc., (A) ATG shall promptly notify the Executive Committee of all Acquisitions being Actively Pursued by any ATG Entity (an “ATG Acquisition Notice”) and (B) Manheim shall cause the Manheim Entities to promptly notify the Chief Executive Officer or the Chief Financial Officer of CEI (the “Designated Officers”) of any Acquisition being Actively Pursued by any of the Manheim Entities (a “Manheim Acquisition Notice”). If the Designated Officers have received a Manheim Acquisition Notice and an ATG Acquisition Notice relating to, or otherwise obtain actual knowledge that any ATG Entity and any Manheim Entity are Actively Pursuing, the same Acquisition (such Acquisition, a “Conflicted Acquisition”), then Manheim shall promptly provide ATG with notice of such Conflicted Acquisition and Manheim shall cause the directors of ATG who are officers, directors or employees of any of the Manheim Entities not to participate in the consideration or approval, if any, of such Conflicted Acquisition by the Board of Directors of ATG as long as a Manheim Entity is Actively Pursuing such Conflicted Acquisition (provided, however, that from and after the time that a Manheim Entity is no longer Actively Pursuing such Conflicted Acquisition, such directors may fully participate in the consideration and approval, if any, of such Acquisition by the Board of Directors of ATG (and Manheim shall not be required to cause such directors not to participate in such consideration or approval), and Manheim shall promptly notify ATG thereof).

(ii) (A) Before an ATG Entity enters into a binding written agreement for a Conflicted Acquisition, or in the event that an ATG Entity does not enter into such a binding written agreement for such Conflicted Acquisition, before an ATG Entity becomes legally bound to consummate, or consummates, such Conflicted Acquisition, ATG shall: (1) notify CEI of such Conflicted Acquisition and of the material terms thereof (and all related matters, including the financing therefor and related issuances of equity or debt securities) and provide CEI with the current draft of each material binding written agreement proposed to be entered into by an ATG Entity or any Affiliate of ATG relating to such Conflicted Acquisition; and (2) not enter into a binding written agreement for such Conflicted Acquisition or, in the event that an ATG Entity does not enter into such a binding written agreement for such Conflicted Acquisition, not become legally bound to consummate such Conflicted Acquisition, and not consummate such Conflicted Acquisition, in each case, unless the holders of a majority of the outstanding shares of the Class B Common Stock (the “Class B Holder”), consent in writing thereto, which consent, if granted, may contain, and be subject to, such limitations and conditions as such holders specify in their sole discretion. If such consent is not granted pursuant to this Section 2.3(b), Manheim shall not, and shall cause the other Manheim Entities not to, Actively Pursue or consummate such Acquisition, unless ATG consents in writing thereto (which consent, if granted, must be authorized by the Related Party Committee on behalf of ATG).

(B) CEI covenants and agrees that none of the information relating to any Acquisition being Actively Pursued by the ATG Entities provided to or otherwise obtained by any Manheim Entity from an ATG Entity or any of its agents or representatives for the Class B Holders’ consideration of whether or not to grant their consent pursuant to this Section 2.3(b) will be disclosed or shared with any Manheim Entities or any of its or their respective Affiliates other than to employees, officers, directors, advisors and representatives of CEI, and the officers and directors of the Class B Holders and any other entity controlled by CEI, solely to the extent reasonably necessary to allow the Class B Holder (and CEI as the indirect sole stockholder of the Class B Holder) to make a determination whether or not to consent to such Acquisition. Notwithstanding the foregoing, the fact that an individual who is a director of ATG is also an officer, director or employee of any of the Manheim Entities has such information as a result of his role as a director of ATG shall not, in and of itself, constitute a violation of the preceding sentence.

(c) Notwithstanding anything to the contrary contained herein, during the Exclusivity Period, any of the ATG Entities or the Manheim Entities, as the case may be, may Acquire a Person (an “Acquired Person”) that Actively Pursues or Exploits an Opportunity that would otherwise result in a violation of Sections 2.1 or 2.2, if such ATG Entity or Manheim Entity, as the case may be, had Actively Pursued or Exploited such Opportunity itself, and such Acquisition shall not result in a violation of this Agreement, so long as the following conditions are met:

(i) such ATG Entity or Manheim Entity, as the case may be, is not in control of the Acquired Person (and shall not take control of such Acquired Person so long as the restrictions hereunder remain applicable);

(ii) the ownership interest of such ATG Entity or Manheim Entity, as the case may be, in such Acquired Person does not (and shall not so long as the restrictions hereunder remain applicable) exceed thirty three percent (33%) of the outstanding equity and voting interests of such Acquired Person or, if a loan, does not (and shall not so long as the restrictions hereunder remain applicable) exceed a principal amount of $15 million; and

(iii) the revenues of such Acquired Person attributable to such Opportunity, do not, as of the date of Acquisition of the interest in such Acquired Person, exceed ten percent (10%) of the total revenues of such Acquired Person.

Such ATG Entity or Manheim Entity, as the case may be, shall give at least fifteen (15) days prior written notice to CEI or ATG, respectively, prior to entering into a binding written agreement for such Acquisition or, if such ATG Entity or Manheim Entity, as the case may be, does not enter into such a binding written agreement for such Acquisition, before such Person becomes legally bound to consummate such Acquisition, or consummates such Acquisition, in which notice ATG, in the case of an ATG Entity, or CEI in the case of a Manheim Entity, as applicable, shall represent compliance with Section 2.3(c)(i) through (iii).

(d) The parties shall work together in good faith to address the mechanics applicable to the Manheim Entities and the ATG Entities to implement the provisions of this Agreement in connection with any of the Opportunities and Acquisitions subject to this Section 2.3, including, without limitation, the timely presentation of necessary information to all relevant parties, the timely giving or withholding of consent, and the negotiation of appropriate agreements (including relevant confidentiality agreements) with the other parties involved in such Opportunities and Acquisitions, among other things, to permit the disclosure of information about such Opportunities and Acquisitions to the ATG Entities and the Manheim Entities as required by this Agreement. Without limiting the foregoing, the Manheim Entities shall enter into customary non-disclosure or similar agreements with ATG and/or any third Persons, so that ATG may notify CEI of such Opportunity and comply with the provisions of this Agreement.

(e) Except as otherwise provided, this Section 2.3 will apply to all commercial activities, domestic and international, of the ATG Entities and the Manheim Entities.

2.4 NO ADDITIONAL LIMITATIONS.

(a) Nothing in this Article II shall preclude one or more ATG Entities and one or more Manheim Entities from agreeing to jointly Actively Pursue any Opportunity (including by way of an Acquisition); provided that, in the case of any ATG Entity, such agreement shall be subject to approval by the Related Party Committee.

(b) It is understood and agreed that, to the extent that, as of the Effective Date, either the ATG Entities or the Manheim Entities, as the case may be, are engaged in Opportunities that might otherwise fall within the Manheim Businesses or the ATG Businesses, respectively, such ATG Entities or the Manheim Entities shall be permitted to continue to Actively Pursue and Exploit such Opportunities (and any reasonably foreseeable extensions thereof directly related to such Opportunities). Except as specifically set forth in Sections 2.1, 2.2 and 2.3 above, but subject to the previous sentence, each of the ATG Entities and Manheim Entities shall be free (subject to their own respective corporate governance procedures) to Actively Pursue and Exploit all Opportunities and transactions in their respective businesses, including the development of new products, entry into new lines of business, and entry into agreements with third Persons, whether or not competitive with the businesses of any other Person or party hereto, without any claim of, or liability to, any party hereto.

(c) It is understood and agreed that the provisions set forth in this Article II shall not apply to: (i)(x) any Person which is not a Manheim Entity (other than an ATG Entity) and which acquires any of the assets of a Manheim Entity or to a Manheim Entity once it ceases to be controlled by the other Manheim Entities or (y) any such acquired entities or assets; or (ii)(x) any Person which is not an ATG Entity (other than a Manheim Entity) and which acquires any of the assets of an ATG Entity or to an ATG Entity once it ceases to be controlled by the other ATG Entities or (y) any such acquired entities or assets.

2.5 RELATED PARTY AGREEMENTS. SCHEDULE 2.5 IDENTIFIES ALL TRANSACTIONS AND ARRANGEMENTS EXISTING AS OF THE DATE OF THIS AGREEMENT BETWEEN ANY MANHEIM ENTITY ON THE ONE HAND, AND ANY ATG ENTITY, ON THE OTHER HAND, OTHER THAN (A) ANY TRANSACTION BETWEEN AN ATG ENTITY, ON THE ONE HAND, AND ANY OFFICER, DIRECTOR OR EMPLOYEE OF SUCH ATG ENTITY, ON THE OTHER HAND, RELATING TO EMPLOYMENT, COMPENSATION, INCENTIVE COMPENSATION, SEVERANCE COMPENSATION, OR TERMINATION OF EMPLOYMENT IN THE ORDINARY COURSE OF BUSINESS AND (B) ANY PLANS OR POLICIES THAT COVER EMPLOYEES OF THE ATG ENTITIES GENERALLY. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT EACH OF THE FOREGOING TRANSACTIONS AND ARRANGEMENTS (INCLUDING THE TRANSACTIONS AND ARRANGEMENTS SET FORTH ON SCHEDULE 2.5) ARE PERMITTED UNDER AND DO NOT VIOLATE ANY PROVISION OF THIS AGREEMENT.

ARTICLE III

DATA SHARING

3.1 Cross-License Agreement. Simultaneously with the execution and delivery of this Agreement, Manheim, Inc., CDX and ATG are executing and delivering a Cross-License License Agreement in the form of Exhibit 3.1 attached hereto (the “Cross-License Agreement”).

ARTICLE IV

TERMINATION

4.1 Termination. The provisions of this Agreement shall continue in full force and effect in accordance with their respective terms; provided, however, that this Agreement shall terminate and be of no further force and effect upon the earlier to occur of (a) the time when the Manheim Entities no longer have Voting Control of ATG and Manheim and (b) the CEI Related Parties no longer have Voting Control of CEI; provided however, that the provisions of Section 3.1, Article V, and the Cross-License Agreement shall continue in full force and effect in accordance with their respective terms until the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE V

MISCELLANEOUS

5.1 Representations and Warranties. As of the Effective Date, Manheim represents and warrants to ATG, and ATG represents and warrants to Manheim, that: (i) it is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation; (ii) the execution, delivery and performance of this Agreement by it is within its corporate or limited liability company powers and has been duly authorized by all necessary corporate or limited liability company action, and no other proceedings or actions on its part are necessary to perform its obligations under this Agreement; (iii) this Agreement has been duly and validly executed and is its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and (iv) its execution, delivery and performance of this Agreement does not and will not (x) violate its organizational documents, (y) violate any applicable material law or material judgment to which it or any of its assets are subject or (z) require any material consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any of its material rights or material obligations.

5.2 Assignment. This Agreement or any right or obligation hereunder may not be assigned, by operation of law or otherwise, without the prior written consent of: (a) in the case of an assignment by CEI, CDX or Manheim, Inc., ATG and (b) in the case of an assignment by ATG, CEI. Subject to the provisions of Article IV hereof and without limiting Section 2.4(c) hereof, this Agreement shall be binding upon and inure only to the benefit of and be enforceable against the parties hereto and their respective successors (including, without limitation, any successors by merger) and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

5.3 Amendment. This Agreement may be amended at any time by written agreement of CEI and ATG (acting through the Related Party Committee), and any such amendment shall be binding on all the parties hereto.

5.4 Use of Language. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires. When used in this Agreement, “or” shall mean “and/or,” unless the context otherwise requires.

5.5 Equitable Relief; Enforcement. Manheim and ATG acknowledge and agree that any breach by a party of any of the provisions contained in this Agreement will be extremely detrimental to the non-breaching party and will cause the non-breaching party irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. By reason thereof, Manheim and ATG acknowledge and agree that, subject to Section 5.7 hereof, the non-breaching party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to apply for and obtain, without the necessity of proof of actual damages and without posting any bond or undertaking, interim, interlocutory and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement or to specifically enforce any provision of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of any other legal or equitable remedies available in the event of such a breach.

5.6 Governing Law and Jurisdiction. Except as otherwise set forth in Section 5.7, Manheim and ATG (a) hereby irrevocably submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any collateral document or the subject matter hereof or thereof brought by any party or their successors or assigns and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution therein, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any collateral document or the subject matter hereof or thereof may not be enforced in or by such court, and (c) hereby waive and agree not to seek any review by any court of any other jurisdiction which may be called upon to grant enforcement of the judgment of any such Delaware state or federal court.

THIS AGREEMENT (AND ALL CLAIMS, CONTROVERSIES OR CAUSES OF ACTION ARISING HEREUNDER, IN CONNECTION HEREWITH, OR RELATING HERETO, WHETHER IN CONTRACT, TORT OR OTHERWISE) IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

5.7 Dispute Resolution.

(a) Following the Effective Date, all disputes between or among the parties to this Agreement (i) as to whether an Opportunity that a party wishes to Actively Pursue or Exploit is within the ATG Businesses or the Manheim Businesses, as the case may be, or that otherwise relates to Article 2 hereof; or (ii) otherwise arises out of or relates to any other matter set forth in this Agreement shall be resolved in accordance with this Section 5.7. Without limiting any other provision of this Agreement, in the event of a dispute related to a party consummating, or entering into a binding agreement to consummate, an Opportunity, ATG shall, and shall cause the other ATG Entities to, and CEI shall, and shall cause the other Manheim Entities to, not consummate, or enter into a binding agreement to consummate, an Opportunity which is the basis for a dispute submitted for resolution under this Section 5.7 until such time as such dispute is resolved in accordance with this Section 5.7. In each such case, the disputing parties shall negotiate in good faith with one another in an effort to resolve such dispute.

(b) With respect to such negotiations, ATG shall be represented by the Related Party Committee or an individual selected by the Related Party Committee and subject to the authority and oversight of the Related Party Committee, with assistance, as appropriate, from ATG’s officers, including the Chief Executive Officer of ATG, and CEI and Manheim, Inc. shall be represented by the Chief Executive Officer of Manheim, Inc., with assistance, as appropriate, from CEI’s and Manheim, Inc.’s officers. If a disputing party is seeking a preliminary injunction in connection with any dispute, such disputing party may elect to give notice thereof to the other parties to such dispute (the “Accelerated Consideration Notice”) with the effects set forth herein.

(c) If such dispute is not resolved within ten (10) days (or two (2) days if an Accelerated Consideration Notice has been given in connection with such dispute) after one party first gives notice thereof to the other party(ies), such dispute shall be submitted to JAMS for arbitration. Either party may submit the dispute to arbitration. Any party to the dispute may submit the dispute to JAMS, and such arbitration shall be conducted in accordance with the expedited procedures set forth in the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). Within fifteen (15) days (or five (5) days if an Accelerated Consideration Notice has been given in connection with such dispute) after the commencement of arbitration, CEI and ATG (acting by the Related Party Committee) shall each select one (1) arbitrator, and such two arbitrators shall select a third arbitrator within fifteen (15) days (or five (5) days if an Accelerated Consideration Notice has been given in connection with such dispute) of the commencement of the arbitration. CEI and ATG shall execute and deliver customary engagement letters with such arbitrators and shall each be responsible for one-half of the fees and expenses of, and any indemnification liability to, such arbitrators, regardless of which party prevails in the arbitration. Each of such arbitrators shall be of national reputation as arbitrators and shall have experience in or substantial knowledge regarding the industries in which the ATG Entities and the Manheim Entities operate, and none of such arbitrators shall have been retained by any of the ATG Entities or the Manheim Entities during the one (1) year period prior to the date of such arbitration. Such arbitrators shall be instructed to conduct such arbitration pursuant to the JAMS Rules and to deliver their determination with respect to such dispute within thirty (30) days (or ten (10) days if an Accelerated Consideration Notice has been given in connection with such dispute) of the execution of their engagement letters or within such other period as mutually agreed by CEI and ATG. The determination of such arbitrators (by majority vote) shall be conclusive and binding on the parties and judgment on the award may be entered by a court having competent jurisdiction. Notwithstanding the foregoing, the Parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the Effective Date) with respect to any final award in an arbitration arising out of or related to this Agreement.

(d) In any arbitration arising out of or related to this Agreement, the arbitrator(s) (i) may award actual damages and may not award any indirect, special, consequential (that are not reasonably foreseeable), speculative or punitive damages or lost profits and (ii) may award injunctive (including preliminary injunctive relief) and other equitable relief to prevent or curtail any breach of this Agreement or to specifically enforce any provision of this Agreement, without the necessity of proof of actual damages and without posting any bond or undertaking. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Any dispute submitted for arbitration in accordance with this Section 5.7 hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof. The arbitration shall be held in Atlanta, Georgia, unless the parties agree otherwise.

5.8 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered by hand, by telecopier device or email (with receipt confirmed), or by courier service (with receipt confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the ATG, to:

AutoTrader Group, Inc.

3003 Summit Boulevard

Suite 200

Atlanta, Georgia 30319

Attention:	Victor A. Perry, III
Telecopier:	(404) 843-5755
Email:	chip.perry@autotrader.com

with copies (which shall not constitute notice) to:

AutoTrader Group, Inc.

3003 Summit Boulevard

Atlanta, Georgia 30319

Attention:	Peter C. Cassat, Esq.
Telecopier:	404 568-2094
Email:	peter.cassat@autotrader.com

If to CEI or Manheim, Inc. to:

Manheim, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention:	Sanford H. Schwartz
Telecopier:	678-645-4004
Email:	sandy.schwartz@coxinc.com

with copies (which shall not constitute notice) to:

Cox Enterprises, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention:	Shauna Muhl, Esq.
Telecopier:	678-645-1829
Email:	shauna.muhl@coxinc.com

5.9 Severability. This Agreement shall be structured to comply with, and actions taken pursuant hereto shall be compliant with, any applicable law. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced and the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or “pdf” shall be deemed original signatures for all purposes hereunder.

5.11 Headings. The Section headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

5.12 No Waiver, Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies provided herein are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

5.13 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

5.14 Relationship of Parties. Neither this Agreement nor the cooperation of the parties contemplated herein will be deemed or construed to create any partnership, joint venture or agency relationship between or among the parties. No party is, nor will any party hold itself out to be, vested with any power or right to bind any other party contractually or to act on behalf of any other party as a broker, agent or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AUTOTRADER GROUP, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Secretary

COX ENTERPRISES, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Assistant Secretary

MANHEIM, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Assistant Secretary

COX DIGITAL EXCHANGE, LLC

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Assistant Secretary

[Signature Page to Related Party Agreement]

Schedule 2.1(a)

Manheim Exceptions

None.

Schedule 2.2(a)

ATG Exceptions

None.

Schedule 2.5

Related Party Agreements

1.	Cash Management Agreement dated as of May 4, 2010, as amended, by and between CEI and AutoTrader.com, Inc. (“ATC”).

2.	Intercompany Services Agreement dated as of May 4, 2010, as amended, by and between CEI and ATC.

3.	Cross-License Agreement dated as June 14, 2012, by and between ATG, CDX and Manheim, Inc.

4.	Agreement and Consent dated as of June 14, 2012, by and among ATG, Manheim ATC, and the other parties thereto.

5.	Amended and Restated Stockholders Agreement of ATG dated as of June 15, 2010, as amended, by and between ATG, Manheim ATC, and the other parties thereto.

6.	Manheim Director Nomination Agreement dated as of June 14, 2012, by and between ATG and Manheim ATC.

7.	Registration Rights Agreement dated as of June 14, 2012, by and between ATG, Manheim ATC and the other parties thereto.

8.	Amended and Restated Revolving Promissory Note, dated December 15, 2010, of ATC issued to CEI.

9.	Acknowledgment Agreement, dated as of May 4, 2010, by and among ATC, Manheim, Inc., and CEI.

10.	Reimbursement Agreement, dated May 4, 2010, between ATC and CEI.

11.	Assignment Agreement, dated as of May 4, 2010, by and among Cox CTP Holdings, LLC, Cox Holdings, Inc., Manheim, Inc., Manheim Investments, Inc., Manheim Remarketing, Inc., Cox Auto Trader, L.L.C. and ATC.

12.	Assignment and Assumption Agreement, dated as of May 4, 2010, by and between Cox Auto Trader, L.L.C. and ATC.

13.	Co-Branding Agreement (Cox Newspapers, Inc. and ATC) between Cox Newspapers, Inc. and ATC, dated October 7, 2008.

14.	Co-Branding Agreement (The Austin American-Statesman and ATC) between Cox Newspapers, Inc. and ATC, dated October 7, 2008.

15.	Co-Branding Agreement between CEI d/b/a The Atlanta Journal-Constitution and ATC, dated July 23, 2009.

16.	Co-Branding Agreement (Cox Broadcasting, Inc. and ATC) between Cox Newspapers, Inc. and ATC, dated October 8, 2008.

17.	Co-Branding Agreement between Cox Radio, Inc. and ATC, dated July 22, 2009.

18.	Network Operations Agreement between Adify Corporation and ATC, dated October 10, 2008.

19.	License Agreement (Cox Business) between TPI Holdings, Inc. and ATC IP License Holdings, LLC, dated September 10, 2006.

20.	Notice of Assignment and Assumption to TPI Holdings, Inc. from Cox Auto Trader, L.L.C., dated September 30, 2009.

21.	The Assignment and Assumption Agreement, dated as of August 31, 2009, by and between Cox Auto Trader, L.L.C. and ATC, as amended by the Amendment No. 1 to the Assignment and Assumption Agreement, by and between Cox Auto Trader, L.L.C. and ATC, dated as of May 4, 2010.

22.	Notice of Assignment and Assumption to TPI Holdings, Inc. from ATC and ATC IP License Holdings, LLC, dated as of June 11, 2010.

23.	Assignment Agreement, by and between ATC and ATC IP License Holdings, LLC, dated as of June 11, 2010.

24.	Commercial Services Agreement by and between Cox Business Services, LLC, as agent for Cox Georgia Telcom, LLC, Cox Communications, Inc., and ATC, dated August 1, 2003, as amended January 22, 2004.

25.	Commercial Services Agreement by and between CoxCom, Inc., Cox Georgia Telcom, LLC, and ATC, dated May 20, 2008, as amended in October of 2009.

26.	Bill of Sale and Assignment Agreement by and between Cox Auto Trader, L.L.C. and ATC, dated February 1, 2009, as amended.

27.	Assignment and Assumption Agreement, by and between Cox Auto Trader, L.L.C. and ATC, dated April 27, 2010.

28.	The two letter agreements, each dated May 4, 2010, among CEI, ATC and Goldman, Sachs & Co, including rights and obligations as may be assigned to ATC thereunder.

Exhibit 3.1

Cross-License Agreement

[Separately Filed]